Exhibit 10.42

RETENTION AWARD AGREEMENT

THIS RETENTION AWARD AGREEMENT (the “Agreement”), effective as of ___________ (the “Date of Grant”), is made by and between ___________ (“Employee”) and ________ ________________ (individually, “Duke Energy” and, collectively with Duke Energy Corporation and its directly and indirectly held majority or greater-owned subsidiaries or affiliates, referred to herein as the “Company”).

1.    Contingent Award.

(a)    Grant of Retention Award. In consideration of Employee’s service for the Company, Duke Energy hereby grants to the Employee the opportunity to earn a retention award (the “Retention Award”) pursuant to the terms of this Agreement in the amount of $______.

(b)    Vesting Schedule. Subject to earlier forfeiture as described below, the Retention Award shall become fully vested in its entirety if the Employee is continuously employed by the Company until the earlier of (A) ___________ (the “Retention Date”), (B) the date the Employee becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Code”), or (C) the Employee’s death. In the event of the involuntary termination of the Employee’s employment by the Company other than for “cause”, as determined by Duke Energy in its sole discretion, before the Retention Date, a prorated portion of the Retention Award shall vest on the date of such termination of employment, subject to compliance with Section 1(d). The prorated portion of the Retention Award that will vest pursuant to this provision, if any, shall be determined by multiplying the amount of the Retention Award by a fraction, the numerator of which is the number of days during the period beginning on the Date of Grant and ending on the Retention Date during which the Employee was employed by the Company and the denominator of which is the number of days during the period beginning on the Date of Grant and ending on the Retention Date.

(c)    Forfeiture of Retention Award. The Employee shall forfeit the Retention Award in its entirety upon failing to remain continuously employed with the Company until the date on which all or a portion of the Retention Award vests in accordance with Section 1(b) hereof.

(d)     Waiver of Claims. The Employee’s right to receive any payment under Section 2 in connection with a termination of the Employee’s employment other than for “cause” is subject to and conditioned upon the Employee’s (i) execution of a waiver of claims against the Company, in a form prescribed by the Company, within 21 days (or, to the extent required by applicable law, 45 days) after the Employee’s termination of employment and (ii) non-revocation of such waiver of claims within 7 days after its execution.

2.    Payment of Earned Retention Award. In the event the Retention Award becomes fully or partially vested in accordance with Section 1(b), the Employee (or the Employee's estate in the event of the Employee's death) shall be entitled to receive a lump sum cash payment equal to the vested portion of the Retention Award within 60 days following the date of vesting, subject to the Employee’s compliance with Section 1(d). The Company shall have the right to deduct from all payments made to the Employee pursuant to this Agreement such taxes as are, in the reasonable opinion of the Company, required to be withheld with respect to such payment. No payments made pursuant to this Agreement will be considered when determining the Employee’s benefits under the Company’s other benefit plans (e.g., 401(k) plan, defined benefit pension plan, etc.).

3.    Miscellaneous. The contingent rights set forth in this Agreement are not transferable otherwise than by will or the laws of descent and distribution. Nothing in this Agreement shall restrict the right of the Company to terminate the Employee’s employment at any time with or without cause. The terms of this Agreement shall be binding upon and inure to the benefit of Duke Energy, its successors and assigns, and the Employee and the Employee’s beneficiaries, executors, administrators, heirs and successors. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision has been omitted. The headings of the Sections of this Agreement are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. Except to the extent pre-empted by federal law, this Agreement and the Employee’s rights under it shall be construed and determined in accordance with the laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersedes all prior communications, representations and negotiations in respect thereto. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The payments under this Agreement are intended to be exempt from Section 409A of the Code under the "short-term deferral" exception, and this Agreement shall be construed, administered, and governed in a manner that effects such intent. Duke Energy, or its delegate, shall have final authority to interpret and construe this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Employee and the Employee’s legal representative in respect of any questions arising under this Agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties. Any payments to Employee under this Agreement shall be paid from the Company’s general assets, and Employee shall have the status of a general unsecured creditor with respect to the Company’s obligations to make payments under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth herein.

EMPLOYEE	____________________________________
____________________________________	By: ____________________________________

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